-----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                      OMB Number....3235-0287
                                                      Expires:.December 31, 2001
                                                      Estimated average burden
                                                      hours per reponse:.....0.5
                                                   -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 of
              Section 30(f) of the Investment Company Act of 1940

FORM 4

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Drapkin Donald G.
     McAndrews & Forbes Holdings, Inc.
     35 East 62nd Street
     New York, NY  10021

2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated, GNTA

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security             |2.    |3.    |4.Securities Acquired (A)         |5.Amount of       |6.Dir |7.Nature of Indirect  |
                                 | Transaction |  or Disposed of (D)              |  Securities      |ect   |  Beneficial Ownership|
                                 |      |      |                                  |  Beneficially    |(D)or |                      |
                                 |      |    | |                  | A/|           |  Owned at        |Indir |                      |
                                 | Date |Code|V|    Amount        | D |  Price    |  End of Month    |ect(I)|                      |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Common Stock, par  value $.001    2/24/00  X        5,000           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        2,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        7,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        9,000           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        5,800           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        2,600           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X         100            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        4,200           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security             |2.    |3.    |4.Securities Acquired (A)         |5.Amount of       |6.Dir |7.Nature of Indirect  |
                                 | Transaction |  or Disposed of (D)              |  Securities      |ect   |  Beneficial Ownership|
                                 |      |      |                                  |  Beneficially    |(D)or |                      |
                                 |      |    | |                  | A/|           |  Owned at        |Indir |                      |
                                 | Date |Code|V|    Amount        | D |  Price    |  End of Month    |ect(I)|                      |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Common Stock, par  value $.001    2/24/00  X        1,300           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        1,000           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        6,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        1,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        5,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        4,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        5,000           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  X        9,500           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X        9,800           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X        1,000           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X         800            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X         200            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X        17,000          A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X        1,300           A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  X         500            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/28/00  X         300            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/28/00  X         100            A    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/28/00  S        11,500          D    $.94375       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        5,000           D    $11.00        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        2,500           D    $11.13        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        7,500           D    $10.81        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        9,000           D    $11.50        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        5,800           D    $11.62        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        2,600           D    $11.75        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S         100            D    $11.69        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        4,200           D    $12.13        357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        1,300           D    $12.19        357,875          D
------------------------------------------------------------------------------------------------------------------------------------

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security             |2.    |3.    |4.Securities Acquired (A)         |5.Amount of       |6.Dir |7.Nature of Indirect  |
                                 | Transaction |  or Disposed of (D)              |  Securities      |ect   |  Beneficial Ownership|
                                 |      |      |                                  |  Beneficially    |(D)or |                      |
                                 |      |    | |                  | A/|           |  Owned at        |Indir |                      |
                                 | Date |Code|V|    Amount        | D |  Price    |  End of Month    |ect(I)|                      |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Common Stock, par  value $.001    2/24/00  S        1,000           D    $12.25       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        6,500           D    $12.00       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        1,500           D    $12.06       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        5,500           D    $13.00       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        4,500           D    $13.43       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        5,000           D    $13.37       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        9,500           D    $13.67       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S        9,800           D    $11.00       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S        1,000           D    $10.88       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S         800            D    $10.75       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S         200            D    $10.81       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S        17,000          D    $11.13       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S        1,300           D    $11.38       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/25/00  S         500            D    $11.56       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/28/00  S         300            D    $10.93       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/28/00  S         100            D    $11.06       357,875          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par  value $.001    2/24/00  S        11,500          D    $11.00       357,875          D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation| Title     Amount or|       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |           Number of|       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |           of shares|       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Options to acquire    |$.94375 |02/24| X  | |           | D |07/14|07/14|Common      |114,000| (1)   |611,000(1)  |D  |            |
Common Stock, par     |        |/00  |    | |           |   |98(1)|/08  |Stock, par  |       |       |            |   |            |
value $.001           |        |     |    | |           |   |     |     |value $0.001|       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

     (1) On July 14, 1998, Mr. Drapkin was granted, pursuant to the Genta Incorporated's 1998 Non-Employee Director's Stock Incentive Plan, 675,000 options to acquire issuer Common Stock. These options are exercisable in 16 substantially equal installments commencing on the last day of each calendar quarter commencing October, 1 1997.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of theis Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential perons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a curently valid OMB Number


/s/ Donald G. Drapkin                          March 10, 2000
-----------------------------                  --------------
    Donald G. Drapkin                          Date:

** Signature of Reporting Person


                                                                          Page 2
                                                                 SEC 1474 (7/96)